Exhibit 99.1

Citius Pharmaceuticals Cites Independent Estimates of Total Available World Market for Mino-Lok®

•	According to DelveInsight, the market size of CRBSIs in the global market is expected to reach $1.84 billion in 2028, up from $1.24 billion in 2017
•	Total Incidence of Catheter Related Bloodstream Infection (CRBSI) in the Global Market is estimated to be 4 million patients
•	In the Asia Pacific region there were greater than 3 million CRBSIs
•	U.S. incidence is over 325,000
•	Assuming continued clinical success in Phase 3 trial and regulatory approval is achieved, Mino-Lok solution would address a major need in treating CRBSI patients.

CRANFORD, N.J. – February 25, 2020 -- Citius Pharmaceuticals, Inc. ("Citius" or the “Company”) (Nasdaq: CTXR), a specialty pharmaceutical company focused on adjunctive cancer care and critical care drug products, today cited independent research on the incidence of catheter-related blood stream infections (CRBSIs) in the world.

DelveInsight had previously published a report on the incidence of CRBSI in North America, five European countries and Japan. This new report adds the major areas from the rest of the world (ROW). The report also provides an overview of various treatment practices, and CRBSI epidemiology segmented by the global major markets. The key findings were as follows:

•	Total Incident Population of Catheter Related Bloodstream Infection (CRBSI) in the Global* market was found to be 4,114,882 in 2017 and expected to reach up to 4,228,815 in 2028.
•	Among the North America countries, United States had the highest incident population of CRBSI with 328,107 cases in 2017.
•	Total incident population of CRBSI in APAC region was found to be 3,105,930 cases in 2017; India accounted for highest number of cases among all the APAC countries.
•	Among LATAM region, Brazil accounted for highest incidence of CRBSI with 163,405 cases in 2017.
•	In MENA region, Saudi Arabia shows higher incidence of CRBSI with 28,118 cases in 2017 and 28,853 cases in 2028.

*Global: United States; EU5 (Germany, France, Italy, Spain, UK); APAC (Japan, China, India, South Korea, Taiwan and Australia); LATAM (Argentina, Brazil, Mexico and Colombia); Middle East (Saudi Arabia and UAE) and Russia.

“These data begin to show the extreme impact of catheter related bacteremia. The numbers are huge and we believe they are under-reported,” said Myron Holubiak, the Chief Executive Officer of Citius. “Mino-Lok is the only treatment under investigation designed to salvage the contaminated catheter and preserve vascular access in patients with CRBSI, thus sparing the patient the challenges and risks of catheter removal and replacement. As has been reported previously, Mino-Lok is at the midway point of its phase 3 study in the US having passed the futility analysis; we believe that our study will be a major contribution to the study of CRBSI and the utility of antibiotic locks. More alternatives are needed to the practice of removing and replacing infected central venous lines.”

About Citius Pharmaceuticals, Inc.

Citius is a specialty pharmaceutical company dedicated to the development and commercialization of critical care products, with a focus on anti-infectives, cancer care and unique prescription products that use innovative, patented or proprietary formulations of previously-approved active pharmaceutical ingredients. We seek to achieve leading market positions by providing therapeutic products that address unmet medical needs; by using previously approved drugs with substantial safety and efficacy data, we seek to reduce the risks associated with pharmaceutical product development and regulatory requirements. Citius develops products that have intellectual property protection and competitive advantages to existing therapeutic approaches. For more information, please visit www.citiuspharma.com.

About Mino-Lok®

Mino-Lok® is an antibiotic lock solution being developed as an adjunctive therapy in patients with central line-associated bloodstream infections (CLABSIs) or catheter-related bloodstream infections (CRBSIs). CLABSIs/CRBSIs are very serious, especially in cancer patients receiving therapy through central venous catheters (CVCs) and in hemodialysis patients where venous access presents a challenge. There are currently no approved therapies to salvage infected CVCs.

About DelveInsight

DelveInsight is a Business Consultant company and serves as a Knowledge partner across the value chain of the Pharmaceutical Industry. With the use of proprietary databases and analytical models, DelveInsight provides cutting-edge market and pipeline analysis and API intelligence across all therapy areas to the Pharma and biotech sector, helping clients to quantify market events and evaluate their impact on the valuation of products, portfolios, and companies. Additional information is available at www.delveinsight.com.

DelveInsight’s “Catheter-Related Blood Stream Infections (CRBSI)-Market Insights, Epidemiology & Market Forecast–2028” report provides an overview of the disease and market size of CRBSI for the global major pharmaceutical markets i.e., the United States, EU5 (Germany, France, Italy, Spain, and the UK), Japan, APAC (China, India, Taiwan, South Korea and Australia), LATAM (Brazil, Mexico, Argentina, Colombia and Russia) and Middle East (Saudi Arabia and United Arab Emirates). This report covers the overview, various treatment practices, and CRBSI epidemiology from 2017 to 2028, segmented by the global major markets.

Safe Harbor

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "should," and "may" and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price.

Factors that could cause actual results to differ materially from those currently anticipated are: the estimated markets for our product candidates, including those in the DelveInsight report, and the acceptance thereof by any market; risks associated with conducting our Phase III trial for Mino-Lok, including completing patient enrollment; our need for substantial additional funds; risks relating to the results of research and development activities; risks associated with developing Mino-Wrap, including that preclinical results may not be predictive of clinical results and our ability to file an IND; uncertainties relating to preclinical and clinical testing; the early stage of products under development; risks related to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; our ability to attract, integrate, and retain key personnel; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Andrew Scott

Vice President, Corporate Development

(O) 908-967-6677

ascott@citiuspharma.com

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